Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Rogers Communications Inc.

We consent to the use of:

•
our report dated March 6, 2019 on the consolidated financial statements of Rogers Communications Inc. (the “Company”) which comprise the consolidated statements of financial position of the Company as at December 31, 2018 and December 31, 2017, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes; and

•	our report dated March 6, 2019 on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018,

each of which is included in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2018.

Our report dated March 6, 2019 on the consolidated financial statements referred to above contains an explanatory paragraph indicating the Company has changed its method of accounting for revenue from contracts with customers and financial instruments during 2018 due to the adoption of IFRS 15, Revenue from Contracts with Customers and IFRS 9, Financial Instruments, respectively.

We also consent to the incorporation by reference of such reports in Registration Statement No. 333-224400 on Form F-10 and Registration Statement No. 333-170234 on Form F-3D of the Company.

"KPMG LLP"
Chartered Professional Accountants, Licensed Public Accountants

March 6, 2019
Toronto, Canada